Exhibit 99.1

Contacts:	Investors/Analysts
Julie Prozeller
FD
212-850-5721
alliancedata@fd.com

Media
Laura Novak
FD
212-850-5682
laura.novak@fd.com

Alliance Data Reports First-Quarter Results

*All Businesses Return to Solid Revenue Growth*

**Core (formerly “Cash”) Diluted EPS up 16%, Ahead of Guidance**

***GAAP Diluted EPS up over 20%***

Dallas, TX, April 21, 2010 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the first quarter 2010.

As discussed in the Company’s Form 8-K filed March 31, 2010, the new commercial presentation effective January 1, 2010 changes previous classifications for loan losses and funding costs associated with our Private Label Services and Credit segment. This change was made in conjunction with the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 860, Transfers and Servicing, and ASC 810, Consolidation (formerly known as Statement of Financial Accounting Standards Nos. 166 and 167). The impact is to increase the Company’s reported revenue and adjusted EBITDA on a go forward basis. Pro forma 2009 revenue and adjusted EBITDA conform to the 2010 presentation. There is no effect on 2009 income from continuing operations or earning per share data. Finally, “cash earnings per diluted share,” a non-GAAP financial measure, will now be referred to as core earnings per diluted share in order to avoid confusion with liquidity metrics. There is no change in the longstanding definition or method of calculation.

Alliance Data Systems Corporation

April 21, 2010

FIRST QUARTER SUMMARY

($ in millions, except per share amounts)

	Three Months Ended March 31,
	2010	2009	Pro Forma 2009 (a)
Revenue	$663.5	$479.5	$607.0
Income from continuing operations	46.7	43.0
Net income	46.7	27.9
Income from continuing operations per diluted share	$0.84	$0.70
Net income per diluted share	$0.84	$0.45

Non- GAAP Metrics: (b)
Adjusted EBITDA	$202.9	$151.8	$185.3
Core earnings per diluted share	$1.38	$1.19

(a)	Refer to our Form 8-K filed March 31, 2010 for the calculation of pro forma 2009 amounts.
(b)	See “Financial Measures” below for a discussion of adjusted EBITDA, core earnings per diluted share and other non-GAAP financial measures.

Consolidated Results: Revenue of $663.5 million for the first quarter represented a 9% growth rate compared to pro forma first quarter of 2009, marking the second consecutive quarter of positive year-over-year top-line growth. The LoyaltyOne, Epsilon and Private Label Services and Credit segments grew 24%, 7% and 7% (pro forma), respectively.

Income from continuing operations of $46.7 million and income from continuing operations per diluted share of $0.84 represents increases of 8% and 20%, respectively, from the first quarter of 2009. Core earnings per diluted share of $1.38 for the first quarter represented a 16% increase compared to the $1.19 earned for the first quarter of 2009.

Adjusted EBITDA of $202.9 million for the first quarter of 2010 represented a 10% growth rate compared to pro forma first quarter of 2009. The Epsilon and Private Label Services and Credit segments grew 24% and 16% (pro forma), respectively. LoyaltyOne was down 2% primarily due to a $5 million foreign exchange gain in the first quarter of 2009. Adjusted EBITDA margin of 30.6% was up slightly from 30.5% in the prior corresponding quarter on a pro forma basis.

Ed Heffernan, president and chief executive officer, commented, “During the quarter, we made positive progress on our long-term strategy with all of our businesses delivering solid, organic top-line growth, which drove strong, double-digit earnings per share growth. We delivered first quarter numbers that contained no non-recurring items – what we like to call ‘pristine’. Our core earnings per diluted share of $1.38 was above the Company’s guidance of low-teens growth, and increased 16% from the first quarter of 2009 despite facing several remaining headwinds, which included higher credit loss rates versus prior year in Private Label Services and Credit Services as well as a grow-over from a $5 million foreign exchange translation gain taken last year on U.S. investments held by LoyaltyOne in Canada.”

Alliance Data Systems Corporation

April 21, 2010

Heffernan continued, “Overall, we are very pleased that all three of our segments returned to solid top-line growth ranging from high single-digit to double-digit. Furthermore, Epsilon achieved exceptional adjusted EBITDA growth during the quarter, led by double-digit organic growth in the marketing/database/digital business and a better-than-expected increase in our data business (Abacus). Finally, though the last two years have been challenging for Private Label, that business began 2010 with an excellent quarter, with revenue and adjusted EBITDA increasing 7% and 16% respectively, from pro forma first quarter 2009. With the solid performance we saw in the first quarter, we are comfortable reiterating our full-year core earnings per diluted share guidance of $6.00, a 16% increase compared to the prior year period, or approximately a 30% increase, excluding non-recurring items.”

SEGMENT REVIEW

LoyaltyOne: Revenue increased 24% to $200 million in the first quarter of 2010. The significant increase is due to strong redemption activity by collectors participating in the AIR MILES® Reward Program and a stronger Canadian dollar. Adjusted EBITDA of $54 million was up 7% excluding the $5 million foreign exchange gain recorded in the first quarter of 2009. In local currency (Canadian), revenue was up 4% while adjusted EBITDA was down 12% from the first quarter of 2009. The decline in adjusted EBITDA on a local currency basis is largely due to less breakage revenue, lower margins on AIR MILES reward miles redeemed and approximately $4.4 million of severance and Brazil coalition expenses. The decrease in breakage revenue is due to weak, lower margin issuances over the last two years, the result of the prolonged recession in Canada. This decline has negatively impacted the breakage pool, which has yet to return to historical levels. In addition, the amortization of deferred profit related to the conversion of certain split-fee to non-split fee programs is declining as the acquired miles are redeemed. This is lowering margins on overall redemptions. The Company believes the decline in adjusted EBITDA is a timing issue that will recover as issuances and sponsor mix return to historical levels. Encouragingly, cash received per mile issued during the first quarter 2010 increased, reversing the trend experienced during the economic recession.

Importantly, key metrics for the AIR MILES® Reward Program are moving in the right direction. Miles issued during the first quarter of 2010 increased over 5% compared to the first quarter of 2009, representing the third consecutive quarter of growth, despite promotional activity in the grocer segment being down compared to the prior corresponding quarter. Promotional activity can vary by quarter based upon sponsors’ marketing strategies, but generally remains stable on a yearly basis. As 2010 progresses, the Company expects miles issued to return to a growth rate of 7% - 8%, which is consistent with historical growth periods. In addition, miles redeemed during the first quarter of 2010 grew about 13%, confirming that collectors continue to appreciate the value of the program. The double-digit increase in redemptions is within our expectations for breakage.

As previously disclosed in its 2010 guidance, the Company expects strong top-line growth as collectors once again feel comfortable redeeming miles, which, in turn, drives the recognition of revenue. Also, cash flow is expected to increase driven by growth in the other key metric, miles issued. Adjusted EBITDA is expected to be soft during 2010 primarily due to timing issues discussed previously coupled with international coalition expenses.

Alliance Data Systems Corporation

April 21, 2010

Efforts to create a coalition loyalty program in Brazil are on track, with currently over 200,000 members signed and a decision regarding further investment in the initiative anticipated during the third quarter of 2010. And, finally, during the quarter, LoyaltyOne announced a multi-year sponsor and rewards supplier agreement with Budget, a subsidiary of Avis Budget Group, Inc. The agreement also expanded the program so that Budget now issues miles to collectors for rentals in the United States. Additionally, Visions Electronics, Canada’s largest privately held electronics retailer, and the Liquor Control Board of Ontario (LCBO), one of our largest sponsors, signed multi-year renewal agreements as AIR MILES Reward Program sponsors.

Epsilon: Epsilon kicked off the year with a stronger than anticipated start. Revenue of $126 million and adjusted EBITDA of $27 million represented increases of 7% and 24%, respectively, from the first quarter of 2009. Adjusted EBITDA margin increased 280 basis points in the first quarter of 2010 compared to the first quarter of 2009.

Representing about two-thirds of Epsilon, the marketing/database/digital businesses continued its trend of double-digit organic growth. This group, which generated solid growth during the economic recession, continued to build momentum during the quarter. Increasingly, large multi-national companies are directing a portion of their marketing spend to Epsilon due to the quantifiable benefits of transactional-based ROI micro-targeted marketing. Record signings in 2009 continued into 2010 with large client wins and two expansion agreements, including Kraft (new), New York & Company (expansion) and La Quinta (expansion).

The remaining portion of Epsilon consists primarily of its data business, which is driven by its large catalog coalition database, Abacus. In 2009, Abacus suffered as catalogers pared marketing budgets. Entering 2010, the Company expected somewhat better conditions and, for this reason, a flat first quarter for Abacus. Instead, it achieved solid revenue growth in the first quarter of 2010.

The outlook for Epsilon’s database business continues to look good with a significant backlog of wins to implement in 2010. In addition, the pipeline remains solid as Epsilon looks to fill the backlog for 2011. Overall, Epsilon is comfortably tracking to the Company’s 2010 guidance. From a macro perspective, Abacus’ return to growth strongly suggests that businesses are feeling much more comfortable with the economy, given that catalogers tend to serve as a good leading indicator.

Private Label Services & Credit: Previously reported as separate segments, Private Label Services and Credit has been combined as one segment going forward (now “Private Label”) in order to simplify reported results and discussions thereof. The Private Label segment consists of four services: (1) network and processing; (2) high-end customer care & call centers; (3) database, loyalty and marketing services; and (4) credit.

Whereas the last two years have been challenging, Private Label began 2010 with an excellent quarter. Revenue of $339 million and adjusted EBITDA of $140 million represent increases of 7% and 16%, respectively, from pro forma first quarter 2009. Key drivers for Private Label indicate that momentum is shifting back in the Company’s favor. Credit sales and average accounts receivable increased approximately 20% from the first quarter of 2009. The increase was balanced, driven equally from growth in core and new accounts. Billed gross yield was 24% for the quarter compared to 25% in the first quarter of 2009. Gross yields dipped temporarily in February 2010 upon the implementation of the Credit Card Accountability Responsibility and Disclosure Act of 2009. However, the March 2010 implementation of new cardholder terms returned gross yields to historical levels where they are expected to remain. Accordingly, the Company believes that the slight decline in the first quarter of 2010 is not reflective of an adverse trend in our Private Label segment.

Alliance Data Systems Corporation

April 21, 2010

Delinquency rates, a good predictor of future losses, improved in all aging categories and, in total, fell to 5.9% of principal receivables from 6.4% in the first quarter of 2009. In addition, principal charge-offs were 9.4% of average total receivables for the quarter, which is below guidance of 10% for the quarter and a slight improvement on a sequential quarter basis. We expect loan losses to anniversary in the second quarter of 2010 with improvement anticipated for the remainder of 2010. Our loan loss reserve at March 31, 2010 was 10.9% of ending total receivables, providing for anticipated charge-offs of 9.7% and 1.2% for principal and finance charge income, respectively. This percentage is up 30 basis points from the loan loss percentage of 10.6% established January 1, 2010 as part of the implementation of the new accounting rules discussed above. The Company felt it was not yet prudent to lower reserve levels and will wait until definitive trends have been identified.

From a regulatory perspective, two significant events occurred during the first quarter of 2010. With the adoption of the new accounting rules, previously off-balance sheet securitized receivables are now recorded on the Company’s financial statements. While the receivables are still contained in bankruptcy remote trusts eliminating risk to the Company, the receivables are required to transition into the regulatory capital ratios of the Company’s bank subsidiaries over a period of 12 months. In anticipation of this inclusion, $50 million of cash was placed into the Company’s bank subsidiary, World Financial Network National Bank (“WFNNB”), on March 25, 2010 to ensure compliance as 2010 progresses, as well as providing cushion in the ratios to support the business’ growth plans. The Company does not anticipate that any further capital contributions will be required. In addition, in February 2010, the Federal Reserve Board released the long anticipated proposed guidance on late fees that can be charged by financial institutions. The guidance is currently in a comment period. The Company’s initial assessment of the Federal Reserve’s guidance supports our 2010 outlook.

Looking forward in 2010, key drivers in Private Label suggest that the return to growth in the first quarter of 2010 is real and should accelerate as the year moves forward. Specifically, gross yield should increase as the year progresses and the Company moves past the temporary dip in February. Credit losses should anniversary in the second quarter of 2010 ending a two-year drag on earnings with improvement expected in the back-half of the year. Funding costs should be stable or down as the securitization market continues to improve. As 2010 continues, the Company expects that combined, these factors should increase net yield coupled with solid growth in the accounts receivable portfolio.

Alliance Data Systems Corporation

April 21, 2010

Liquidity

Corporate liquidity remains strong at about $300 million including available borrowing capacity. Our key covenant ratio, core debt to operating cash flow, was 2.34 to 1 at March 31, 2010, substantially below the covenant of 3.75 to 1. At the bank subsidiary level, excess liquidity currently aggregates $2.6 billion. During the first quarter, two financings in the bank subsidiary’s securitization trusts were completed and announced. The Company renewed a $550 million conduit facility on better terms than previously, reflecting the general improvement in the marketplace. The facility, which funds both existing and new private label credit card programs, currently finances approximately $380 million in card assets, providing both current financing as well as an additional source of untapped liquidity. In addition, approximately $100 million of fixed-rate term asset-backed securities was issued. This issuance marks the first time since September 2008 that the securities were issued without the benefit of the Federal Reserve’s Term Asset-Backed Securities Loan Facility, or TALF, and the first time subordinated bonds were placed since April 2006. The securities consist of four series of notes rated AAA, AA, A, and BBB with an average life of just under three years and carrying a weighted average fixed-rate of just under 5%.

2010 Full-Year and Second Quarter Outlook

Second Quarter 2010: We expect double-digit revenue growth for the Company with the potential for each of the three segments to generate double-digit growth compared to the prior year. Consistent with the first quarter of 2010, we expect Private Label and Epsilon to provide positive double-digit adjusted EBITDA growth. While LoyaltyOne is expected to report significant year-over-year adjusted EBITDA growth, it is expected to be flat to the prior year after the exclusion of a foreign exchange translation loss from the second quarter of 2009.

Historically, the second quarter tends to be the softest of our four quarters. Epsilon is strongest in the second half of the year, and Private Label tends to have compression in gross yields in the second quarter as customers pay down revolving balances with tax refunds. Despite this, the Company expects a solid quarter with core earnings per diluted share of $1.30, an increase of 38% versus prior year’s second quarter.

Full Year 2010 Outlook: Anticipated adjusted EBITDA for 2010 of $792 million ($650 million before accounting reclassification) reflects the Company’s strong start to the year and expectations of earnings acceleration in the back half of 2010. The Company is maintaining its full-year core earnings per diluted share guidance of $6.00, a 16% increase compared to the prior year, or approximately a 30% increase when infrequently occurring items are excluded from 2009.

Alliance Data Systems Corporation

April 21, 2010

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, core earnings and core earnings per diluted share. These non-GAAP financial measures exclude costs associated with the terminated merger with affiliates of The Blackstone Group and other costs. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call

Alliance Data will host a conference call on April 21, 2010 at 5:00 p.m. (Eastern Time) to discuss the Company’s first-quarter results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial 706-645-9291 and enter “66300489”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on April 28, 2010.

About Alliance Data

Alliance Data (NYSE: ADS) and its family of businesses is a leading provider of loyalty and marketing solutions derived from transaction-rich data. Through the creation and deployment of customized solutions that measurably change consumer behavior, Alliance Data helps its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company manages millions of customer relationships for some of North America’s largest and most recognizable brands, helping them grow their businesses and drive profitability. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at approximately 50 locations worldwide. Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

Alliance Data Systems Corporation

April 21, 2010

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

Alliance Data Systems Corporation

April 21, 2010

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenue	$663.5	$479.5
Operating expenses:
Cost of operations	382.3	348.6
Provision for loan losses	88.9	—
Depreciation and amortization	34.1	29.4

Total operating expenses	505.3	378.0

Operating income	158.2	101.5
Interest expense, net:
Securitization funding costs	41.6	—
Other interest expense	41.1	31.2

Total interest expense, net	82.7	31.2

Income from continuing operations before income taxes	75.5	70.3
Income tax expense	28.8	27.3

Income from continuing operations	46.7	43.0
Loss from discontinued operations, net of taxes	—	(15.1)

Net income	$46.7	$27.9

Per share data:
Basic – Income from continuing operations	$0.89	$0.70
Basic – Loss from discontinued operations	—	(0.24)

Basic – Net income	$0.89	$0.46

Diluted – Income from continuing operations	$0.84	$0.70
Diluted – Loss from discontinued operations	—	(0.25)

Diluted – Net income	$0.84	$0.45

Weighted average shares outstanding – basic	52.4	61.1
Weighted average shares outstanding – diluted	55.4	61.8

Alliance Data Systems Corporation

April 21, 2010

ALLIANCE DATA SYSTEMS CORPORATION

CONDENSED BALANCE SHEET

(In millions)

(Unaudited)

	As of March 31, 2010	As of December 31, 2009	As of March 31, 2009
ASSETS
Cash and cash equivalents	$220.6	$213.4	$321.6
Credit card receivables, net	4,507.6	616.3	660.9
Redemption settlement assets(1)	515.3	574.0	514.3
Intangible assets, net	300.1	316.6	284.9
Goodwill	1,173.1	1,166.3	1,126.4
Other assets	1,203.1	2,339.1	1,592.0

Total assets	$7,919.8	$5,225.7	$4,500.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenue	$1,171.5	$1,146.1	$946.1
Certificates of deposit	1,150.4	1,465.0	932.9
Asset backed securities debt	3,229.5	—	—
Debt(2)	1,850.7	1,782.4	1,630.6
Other liabilities	571.2	559.4	576.7

Total liabilities	7,973.3	4,952.9	4,086.3
Stockholders’ equity	(53.5)	272.8	413.8

Total liabilities and stockholders’ equity	$7,919.8	$5,225.7	$4,500.1

(1)	LoyaltyOne redemption settlement assets aggregate $589 million at March 31, 2010. LoyaltyOne’s $74 million investment in retained interests in the World Financial Network National Bank trusts has been eliminated in consolidation under ASC 860.
(2)	Included in debt is a discount of $283.2 million, $299.1 million and $225.5 million as of March 31, 2010, December 31, 2009 and March 31, 2009, respectively, associated with the Company’s adoption of an accounting standard associated with its convertible debt.

Alliance Data Systems Corporation

April 21, 2010

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(In millions)

(Unaudited)

	Three Months Ended March 31,		Change
	2010	2009
Segment Revenue:
LoyaltyOne	$199.7	$160.6	24%
Epsilon	126.3	117.6	7%
Private Label Services and Credit	339.2	189.2	79%
Corporate/Other	0.8	12.1	Nm
Intersegment	(2.5)	—	Nm

	$663.5	$479.5	38%

Segment Adjusted EBITDA:
LoyaltyOne	$53.6	$54.9	(2)%
Epsilon	27.3	22.1	24%
Private Label Services and Credit	139.7	87.5	60%
Corporate/Other	(15.9)	(12.7)	25%
Intersegment	(1.8)	—	Nm

	$202.9	$151.8	34%

Key Performance Indicators:
Private Label statements generated	36.2	31.8	14%
Average managed receivables	$5,185.1	$4,238.4	22%
Private Label credit sales	$1,852.7	$1,548.1	20%
AIR MILES Reward Miles issued	1,037.7	986.2	5%
AIR MILES Reward Miles redeemed	893.2	787.0	13%

Nm-Not Meaningful

Alliance Data Systems Corporation

April 21, 2010

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF NON-GAAP INFORMATION

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
EBITDA and Adjusted EBITDA:
Income from continuing operations	$46.7	$43.0
Income tax expense	28.8	27.3
Total interest expense, net	82.7	31.2
Depreciation and other amortization	16.3	15.2
Amortization of purchased intangibles	17.8	14.2

EBITDA	192.3	130.9
Stock compensation expense	10.6	18.0
Merger and other costs	—	2.9

Adjusted EBITDA	$202.9	$151.8

Core Earnings:
Income from continuing operations	$46.7	$43.0
Add back non-cash non-operating items and merger and other costs:
Stock compensation expense	10.6	18.0
Amortization of purchased intangibles	17.8	14.2
Non-cash interest expense(1)	18.5	12.1
Merger and other costs	—	2.9
Income tax effect (2)	(17.1)	(16.7)

Core earnings	$76.5	73.5

Weighted average shares outstanding – diluted	55.4	61.8
Core earnings per share – diluted	$1.38	$1.19

(1)	Represents amortization of imputed interest expense associated with our convertible debt and related amortization of debt issuance costs.
(2)	Represents income taxes adjusted for the related tax benefit or expense for the non-GAAP measure adjustments (stock compensation expense, amortization of purchased intangibles, non-cash interest expense, and merger and other costs) using the Company’s effective tax rate of 38.2% .

Alliance Data Systems Corporation

April 21, 2010

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF SEGMENT ADJUSTED EBITDA

(In millions)

(Unaudited)

	Three Months Ended March 31, 2010
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Merger and Other Non- Routine Costs	Adjusted EBITDA (1)
LoyaltyOne	$45.3	$6.1	$2.2	$—	$53.6
Epsilon	7.3	18.0	2.0	—	27.3
Private Label Services and Credit	129.5	8.5	1.7	—	139.7
Corporate/Other	(22.1)	1.5	4.7	—	(15.9)
Intersegment	(1.8)	—	—	—	(1.8)

	$158.2	$34.1	$10.6	$—	$202.9

	Three Months Ended March 31, 2009
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Merger and Other Non- Routine Costs	Adjusted EBITDA (1)
LoyaltyOne	$45.9	$5.0	$4.0	$—	$54.9
Epsilon	2.8	16.0	3.3	—	22.1
Private Label Services and Credit	78.4	6.1	3.0	—	87.5
Corporate/Other	(25.6)	2.3	7.7	2.9	(12.7)

	$101.5	$29.4	$18.0	$2.9	$151.8

(1)	Represents segment adjusted EBITDA and is equal to operating income plus depreciation, amortization, stock compensation expense and merger and other costs.